SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule
     240.14a-12

                KANSAS CITY POWER & LIGHT COMPANY
        (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:


                                   Media Contact: Pam Levetzow
                                                  Phyllis Desbien
                                                  816-556-2926


      IBEW LOCALS UNITE IN SUPPORT OF KCPL, UTILICORP MERGER

KANSAS CITY, MO., APRIL 24, 1996 -- Local chapters of the
International Brotherhood of Electrical Workers have endorsed the proposed merger of Kansas City Power & Light Company and
UtiliCorp United and are urging members to vote for the merger.

In a letter to members of Locals 412, 1464 and 1613, the union leadership said "we believe that our best interest lies with the merger of KCPL and UtiliCorp."

The union officials said that "to pursue a merger with Western Resources would truly be like buying `a pig in a poke.' At the last minute Western Resources has made an offer that can not be reconciled with reality...their prediction on savings can only come about by the loss of jobs. We are talking layoffs, not attrition or retirement."

The letter noted that "in a filing with the Kansas Corporation
Commission, Western Resources reports 531 jobs will be severed at the time of the merger. This comes just a week after publicly stating there would be no layoffs.

"Claims of higher stock price and higher dividends are also very suspect and unsubstantiated," the letter stated.

Drue Jennings, chairman and CEO of KCPL, said the company "is grateful for the support of our unions, and we look forward to working with them as we build a growth-oriented company that intends to provide more opportunity for employees and shareholders."

The full text of the IBEW letter accompanies this release.


      IBEW INTERNATIONAL BROTHERHOOD OF ELECTRICAL WORKERS

                                   Monday, April 22, 1996

To the members of Locals 412, 1464, and 1613 regarding the proposed merger:

We have had an opportunity to review information filed by Western Resources with the Kansas Corporation Commission as well as information supplied by KCPL. We have jointly come to a unified stance regarding the Western Resources offer. Additionally we offer a joint recommendation regarding the merger with UtiliCorp and your proxy vote.

On Monday, April 22, all of us had a meeting at our respective locations regarding this matter. These meetings have made one thing very clear to the leadership of your respective local unions. We believe that our best interest lies with the merger of KCPL and UtiliCorp. To pursue a merger with Western Resources would truly be like buying a "pig in the poke." At the last minute Western Resources has made an offer that can not be reconciled with reality and is obviously only an attempt to buy time in order to get UtiliCorp out of the Picture. Their prediction on savings can only come about by the loss of jobs.
We are talking layoffs, not attrition or retirement. Think about it.

The leadership of our company has planned for many months the merger of equals and not the hostile takeover by another company. The plans they have made are being discussed with us and the ability to accomplish this without loss of jobs has always been in the forefront of our discussions. Can we trust them to continue to work with us towards this end? We think the odds on this bet are better than the alternative. We believe our new company will rely heavily on the people they employ to achieve the goals they are setting forth, and this is music to our ears.

As to the offer from Western Resources, in our eyes their claims are unjustifiable with too many unknowns. In a filing with the Kansas Corporation Commission, Western Resources reports 531 jobs will be severed at the time of the merger. This comes just a week after publicly stating there would be no layoffs. Western Resources has stated that there would be a corporate headquarters in Kansas City. This is similar to the promises that KPL made five years ago to KGE. We understand at that time in Wichita KGE had 500+ employees, today that number is less than 200. Claims of higher stock price and higher dividends are also very suspect and unsubstantiated. Western Resources move is an attempt at a hostile takeover as opposed to a friendly merger.

We are asking you to give the same consideration to these conclusions that we have. We are asking you to vote your proxy "for" the merger of UtiliCorp and KCPL. Most importantly we are asking you to take an active part in the development of our new company. Read all the newsletters you can and come to your union meetings. Together we will become a force in this movement and strive to maintain the good jobs, benefits, and seniority rights we have earned.

Meetings will be held at each location in the next week with Union Leaders and Company Executives to answer your questions and concerns.

     WALT LITTLE                   GARY PHELPS

     ROBERT N. MADRIGAL            JAMES WHALEN

     NIGEL PECK                    LINDA MATHEWS

                              XXXXX